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                                                                    Exhibit 23.2


                            CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of USA Networks, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 3, 2000 with respect to the consolidated financial statements and schedule of USA Networks, Inc. as of December 31, 1999 and for each of the three years in the period ended December 31, 1999, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

New York, New York
April 4, 2000